METHODE ELECTRONICS, INC. REPORTS
FISCAL 2017 SALES AND EARNINGS

Enters into Stock Purchase Agreement For Acquisition of Procoplast s.a., an Independent Manufacturer of Automotive Complex Insert Molded Subassemblies

Exits Connectivity and Active Energy Solutions Reporting Units

Chicago, IL - June 22, 2017 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application-specific products and solutions, announced financial results for the fourth quarter and Fiscal 2017 ended April 29, 2017.

Fourth Quarter Fiscal 2017
Methode's fourth-quarter Fiscal 2017 net sales increased $6.9 million, or 3.2 percent, to $219.7 million from $212.8 million in the same quarter of Fiscal 2016. Year over year, currency rate fluctuations decreased net sales $2.2 million.

Net income increased $0.4 million to $23.1 million, or $0.62 per share, in the fourth quarter of Fiscal 2017 from $22.7 million, or $0.61 per share, in the same period of Fiscal 2016. During the fourth quarter of Fiscal 2017, the Company incurred $2.3 million of expense related to the exit of two reporting units (“exit costs”) and $1.5 million of expense related to activity from a potential acquisition the Company elected not to undertake (“M&A”).

Year over year, Fiscal 2017 fourth-quarter net income benefitted from:

•	higher sales in the Automotive and Power Products segments;

•	a favorable currency impact on material and labor expense;

•	lower income tax expense of $3.0 million;

•	an international government grant of $1.5 million;

•	lower compensation expense of $0.7 million;

•	lower legal and other professional fees of $0.6 million; and

•	lower selling expense of $0.5 million.

Year over year, Fiscal 2017 fourth-quarter net income was negatively affected by:

•	lower sales volumes and unfavorable sales mix of data solutions products in the Interface segment;

•	exit costs for Connectivity and Active Energy Solutions (“AES”) of $2.3 million; and

•	M&A expense, from a potential acquisition the Company elected not to undertake of $1.5 million.

Consolidated gross margins as a percentage of net sales decreased to 25.1 percent in the Fiscal 2017 fourth quarter from 28.6 percent in the Fiscal 2016 period, primarily as a result of the exit costs for Connectivity and AES, a provision for a customer warranty, unfavorable copper costs, unfavorable sales mix of data solutions products in the Interface segment and unfavorable sales mix in the Automotive segment, partially offset by higher sales volumes and a favorable currency impact on material and labor expense.

Methode Electronics, Inc. Reports Fiscal 2017 Fourth-Quarter and Full-Year Financial Results

Selling and administrative expense as a percentage of net sales decreased to 13.3 percent for the Fiscal 2017 fourth quarter compared to 13.8 percent in the same period last year. Selling and administrative expense decreased $0.1 million, or 0.3 percent, to $29.3 million in the Fiscal 2017 fourth-quarter, compared to $29.4 million in the prior-year fourth quarter, due primarily to lower compensation, legal and other professional fees and selling expenses, partially offset by M&A expense.

In the Fiscal 2017 fourth quarter, income tax expense decreased $3.0 million to $4.7 million compared to $7.7 million in the Fiscal 2016 fourth quarter. The Company’s effective tax rate decreased to 16.9 percent in the Fiscal 2017 period from 25.3 percent in the previous fourth quarter. The results for fourth quarter Fiscal 2017 include a tax benefit of $4.0 million for foreign investment tax credits, partially offset by a tax expense of $1.7 million on a dividend between foreign entities.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2017 fourth quarter to the same period of Fiscal 2016:

•	Net sales increased 5.6 percent, or $9.1 million, attributable to:

•
a 12.9 percent sales improvement in North America due to higher General Motors' center console (including production of new platforms) product volumes, partially offset with lower transmission lead-frame assembly and Ford center console product volumes, pricing concessions and reduced service sales; and

•	a 0.7 percent sales increase in Europe due to improved volumes for connector and switch products and customer funded tooling and design and development services, partially offset by

•	an 8.0 percent sales decrease in Asia due to unfavorable currency rate fluctuations, partially offset by higher linear position sensors and General Motors' touch screen product volumes.

•
Gross margins as a percentage of net sales decreased to 27.4 percent from 28.7 percent due to sales mix and contractual price-downs, partially offset by a favorable currency impact on material and labor expense.

•	Income from operations decreased slightly by 0.3 percent as the result of pricing concessions and higher selling and administrative expenses, partially offset by higher net sales volumes.

Comparing the Interface segment's Fiscal 2017 fourth quarter to the same period of Fiscal 2016:

•	Net sales decreased 11.0 percent, or $4.0 million, attributable to:

•	a 46.2 percent sales decrease in Asia due to lower legacy product volume; and

•	a 12.6 percent sales decline in North America driven by lower data solutions, radio remote control and appliance product volumes; partially offset by

•	a 4.5 percent sales increase in Europe as the result of improved data solutions product volumes, partially offset by reduced radio remote control product volumes.

•
Gross margins as a percentage of net sales declined to 18.8 percent from 22.2 percent due to lower sales volumes, specifically in data solutions, as well as the exit costs. Excluding the exit costs, gross margins as a percentage of sales would have been consistent with the prior year at 22.2 percent.

•
Income from operations decreased to a loss of $0.8 million, compared to income of $0.1 million, due primarily to the exit costs and lower sales volumes, partially offset by lower selling and administrative expenses. Excluding the exit costs, income from operations would have been $0.3 million.

Comparing the Power Products segment's Fiscal 2017 fourth quarter to the same period of Fiscal 2016:

•	Net sales increased 13.9 percent, or $2.0 million, attributable to:

•	a 62.2 percent sales increase in Asia due to improved PowerRail® and other busbar product volumes; partially offset by

•	a 12.5 percent sales decrease in North America as the result of lower busbar product volumes.

•	Sales were flat in Europe.

Methode Electronics, Inc. Reports Fiscal 2017 Fourth-Quarter and Full-Year Financial Results

•
Gross margins as a percentage of net sales decreased to 28.0 percent from 40.3 percent as a result of one-time adjustments of $2.5 million which favorably impacted the Fiscal 2016 period. Excluding these adjustments, gross margins in the Fiscal 2016 period would have been 28.0 percent, or flat with the current year.

•
Income from operations decreased 19.1 percent as the result of one-time adjustments that favorably impacted the Fiscal 2016 period, partially offset by higher sales volumes and lower selling and administrative expenses. Excluding the one-time adjustments in Fiscal 2016, income from operations increased 58.3 percent in the current year.

Fiscal 2017
Methode's Fiscal 2017 net sales increased $7.4 million, or 0.9 percent, to $816.5 million from $809.1 million in Fiscal 2016. Year over year, currency rate fluctuations decreased net sales $5.5 million.

Net income increased $8.3 million to $92.9 million, or $2.48 per share, in Fiscal 2017 from $84.6 million, or $2.20 per share, in Fiscal 2016.

Year over year, Fiscal 2017 net income benefitted from:

•	a favorable currency impact on material and labor expense;

•	an international government grant of $4.5 million;

•	lower income tax expense of $3.3 million;

•	lower selling expense of $2.3 million;

•	lower travel expense of $1.5 million;

•	commodity pricing adjustments in the Automotive segment of $1.0 million;

•	one-time reversal of accruals related to customer commercial issues in the Automotive segment of $1.0 million;

•	absence of costs associated with the move of manufacturing from the Philippines to Egypt in the Fiscal 2016 first quarter of $1.0 million; and

•	overhead cost reductions in the Power Products segment.

Year over year, Fiscal 2017 net income was negatively affected by:

•	lower sales volumes and an unfavorable sales mix of data solutions products in the Interface segment;

•	higher stock award amortization expense of $5.0 million;

•	exit costs of Connectivity and AES of $2.3 million;

•	increased legal and other professional fees of $1.6 million;

•	M&A expense from a potential acquisition the Company elected not to undertake of $1.5 million; and

•	the absence of a tariff refund of $1.3 million.

Consolidated gross margins as a percentage of net sales increased to 26.7 percent in Fiscal 2017 from 26.3 percent in Fiscal 2016. Gross margins improved as a result of commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues in the Automotive segment. In addition, the Company also experienced a favorable currency impact on material and labor expense, the absence of costs associated with the move of manufacturing from the Philippines to Egypt and overhead cost reductions in the Power Products segment, partially offset by the exit costs.

Selling and administrative expense as a percentage of sales increased to 12.9 percent for Fiscal 2017 compared to 12.5 percent in Fiscal 2016. Selling and administrative expense increased $4.4 million, or 4.4 percent, to $105.2 million in Fiscal 2017, compared to $100.8 million in the prior year, due primarily to higher stock award amortization expense, increased legal and professional fees and M&A expense, partially offset by lower sales support and travel expense.

Methode Electronics, Inc. Reports Fiscal 2017 Fourth-Quarter and Full-Year Financial Results

In Fiscal 2017, income tax expense decreased $3.3 million to $23.0 million compared to $26.3 million in Fiscal 2016. The Company’s effective tax rate decreased to 19.9 percent in Fiscal 2017 from 23.8 percent in the previous fiscal year. The results for Fiscal 2017 include a tax benefit of $4.0 million for foreign investment tax credits, partially offset by a tax expense of $1.7 million on a dividend between foreign entities.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2017 to Fiscal 2016:

•	Net sales increased 2.9 percent, or $17.9 million, attributable to:

•
an 8.4 percent sales improvement in North America due to higher General Motors' center console (including production of new platforms) and transmission lead-frame assembly product volumes, partially offset by lower Ford center console product volume and pricing concessions; partially offset by

•
a 4.9 percent sales decline in Europe due to lower sales volumes of ignition switch products, decreased customer funded tooling and design and development services, partially offset by higher integrated center panel and steering wheel switch product volumes; and

•
a 2.5 percent sales decrease in Asia due to unfavorable currency rate fluctuations and reduced steering angle sensor product volumes, partially offset by higher linear position sensor and transmission lead-frame assembly product volumes.

•
Gross margins as a percentage of net sales improved to 28.9 percent from 27.8 percent due to commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues, as well as a favorable currency impact on material and labor expense, partially offset by the absence of a tariff refund.

•
Income from operations increased 8.4 percent as the result of higher sales, commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues, favorable currency impact on material and labor expense, as well as lower travel and bonus expense, partially offset by higher stock award amortization expense.

Comparing the Interface segment's Fiscal 2017 to Fiscal 2016:

•	Net sales decreased 9.5 percent, or $13.4 million, attributable to:

•	an 11.5 percent sales decline in North America driven by lower data solutions and appliance product volumes;

•	a 2.8 percent sales decrease in Asia due to lower legacy product volume; and

•	a 1.9 percent sales reduction in Europe due to reduced data solutions product volume.

•
Gross margins as a percentage of net sales declined to 20.9 percent from 23.4 percent due to lower sales, specifically in data solutions, and the exit costs, partially offset by a favorable currency impact on material and labor expense and the absence of costs associated with the move of manufacturing from the Philippines to Egypt.

•
Income from operations decreased $3.6 million to a loss of $0.9 million as the result of lower sales, the exit costs and higher legal fees and stock award amortization expense, partially offset by a favorable currency impact on material and labor expense, as well as lower compensation, travel and advertising expenses. Excluding the exit costs, income from operations would have been $0.1 million, compared to a loss of $0.9 million.

Comparing the Power Products segment's Fiscal 2017 to Fiscal 2016:

•	Net sales increased 5.2 percent, or $2.8 million, attributable to:

•	a 33.3 percent sales increase in Asia due to higher PowerRail® and other busbar product volumes, partially offset by

Methode Electronics, Inc. Reports Fiscal 2017 Fourth-Quarter and Full-Year Financial Results

•	an 11.9 percent sales decrease in North America as the result of lower busbar product volumes; and

•	a 5.3 percent sales decline in Europe driven by lower bypass switch product volume partially offset by higher busbar product volume.

•
Gross margins as a percentage of net sales increased to 26.8 percent from 24.3 percent due to higher sales, a favorable currency impact on material and labor expense as well as overhead cost reductions. Gross margins for Fiscal 2016 were favorably impacted by one-time adjustments. Excluding these adjustments, gross margins in Fiscal 2016 would have been 20.6 percent.

•
Income from operations improved 22.3 percent as the result of higher sales, overhead cost reductions and a favorable currency impact on material and labor costs. Excluding the one-time adjustments in Fiscal 2016, income from operations increased 62.0 percent in the current year.

Subsequent Event
On June 19, 2017, Methode entered into an agreement for the acquisition of 100 percent of the stock of Procoplast, an independent manufacturer of automotive assemblies located close to the Belgian-German border, which is in close proximity to several key automotive customers. Its brand new facility includes automated assembly equipment, injection molding and testing equipment. Procoplast produces high volume products for Bosch, Kiekert, ZF-TRW and others, which will augment Methode’s transmission lead-frame business. The closing of the transaction is subject to customary conditions, including, but not limited to regulatory approvals and is expected in the second quarter of Fiscal 2018.

Guidance
For Fiscal 2018, Methode anticipates sales in the range of $807 million to $827 million, pre-tax income in the range of $114 to $127 million and earnings per share in the range of $2.43 to $2.63.

Fiscal 2018 guidance considers:

•	the exit of Connectivity and AES representing revenue of approximately $20 million in Fiscal 2017;

•	approximately $6.5 million of Automotive price reductions that the Company is unable to offset at this juncture, resulting in lower profit;

•	no international grant money from a foreign government (compared to $4.5 million received in Fiscal 2017);

•
expected closing of the Procoplast acquisition in the second quarter representing $17 million in revenue, which anticipates approximately seven months of revenue and an estimated $1 million in deal costs;

•	anticipated increased 10 Gig copper transceiver sales in the Interface segment in the latter half of Fiscal 2018; and

•	anticipated successful commercialization of the Dabir technology in the latter half of Fiscal 2018.

The guidance ranges for Fiscal 2018 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	the sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	the successful closing of the Procoplast transaction in the second quarter of Fiscal 2018;

•	the price of commodities, particularly copper;

•	the potential effect of increased legal fees related to the Hetronic lawsuit;

•	the potential effect on earnings per share of the repurchase of shares;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

Methode Electronics, Inc. Reports Fiscal 2017 Fourth-Quarter and Full-Year Financial Results

•	currency exchange effect of the operations of foreign businesses;

•	continued ability to realize manufacturing efficiencies;

•	no significant supplier issues or manufacturing quality events; and

•	no unusual or one-time items;

•	An effective tax rate in the low-to-mid twenty percent range and no significant changes in tax credit movement, valuation allowances or enacted tax laws.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “The proposed acquisition of Procoplast is expected to complement our European automotive business with high volume, highly automated injection production lines for automotive transmission and brake products. Through this acquisition, Methode would gain new customers, including Bosch, Kiekert and ZF-TRW, as well as additional opportunities in sensors.”

Mr. Duda concluded, “Fiscal 2017 sales and net income grew year-over-year with earnings per share increasing 13 percent. We are pleased that in the fourth quarter we were awarded approximately $40 million in new Automotive revenue that will contribute to our Fiscal 2020. In Fiscal 2018, we will continue to make significant progress on our objectives across each aspect of our company strategy, including bringing to market enabling technologies for our customers, strengthening our competitive advantages, and driving contributions from our acquisition program.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, John Hrudicka, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s website, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 22 by dialing (877) 481-4010 (domestic) or (919) 882-2331 (international) and providing Conference ID number 10241. On the Internet, a replay will be available for 30 days through the Company’s website, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's website www.methode.com.

Methode Electronics, Inc. Reports Fiscal 2017 Fourth-Quarter and Full-Year Financial Results

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including pricing concessions; (6) currency fluctuations; (7) customary risks related to conducting global operations; (8) ability to successfully market and sell Dabir surfaces; (9) dependence on our supply chain; (10) income tax rate fluctuations; (11) dependence on the availability and price of raw materials; (12) fluctuations in our gross margins; (13) location of a significant amount of cash outside of the U.S.; (14) the effect of a catastrophic event or significant business interruption at one of our facilities; (15) ability to keep pace with rapid technological changes; (16) a breach of our information technology systems; (17) ability to avoid design or manufacturing defects; (18) ability to compete effectively; (19) ability to protect our intellectual property; (20) ability to successfully benefit from acquisitions and divestitures; (21) the recognition of impairment charges; and (22) costs and expense due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Net sales	$219.7	$212.8	$816.5	$809.1

Cost of products sold	164.5	152.0	598.2	596.2

Gross profit	55.2	60.8	218.3	212.9

Impairment of goodwill and intangible assets	—	—	—	—
Selling and administrative expenses	29.3	29.4	107.5	103.2

Income from operations	25.9	31.4	110.8	109.7

Gain from sale of business	—	—	—	—
Interest (income)/expense, net	(0.1)	—	(0.4)	(0.7)
Other income, net	(1.8)	1.0	(4.7)	(0.5)

Income before income taxes	27.8	30.4	115.9	110.9

Income tax (benefit)/expense	4.7	7.7	23.0	26.3

Net income	23.1	22.7	92.9	84.6

Less: Net income/(loss) attributable to noncontrolling interest	—	—	—	—
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$23.1	$22.7	$92.9	$84.6

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.62	$0.61	$2.49	$2.21
Diluted	$0.62	$0.61	$2.48	$2.20
Cash dividends:
Common stock	$0.09	$0.09	$0.36	$0.36
Weighted average number of Common Shares outstanding:
Basic	37,239,113	37,346,476	37,283,096	38,333,484
Diluted	37,523,246	37,471,873	37,485,701	38,471,613

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	April 29, 2017	April 30, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$294.0	$227.8
Accounts receivable, less allowance (2017 —$0.6 and 2016 —$0.5)	165.3	175.5
Inventories:
Finished products	10.9	11.9
Work in process	8.7	9.6
Materials	38.3	44.7
Total Inventories	57.9	66.2
Deferred income taxes	—	11.8
Prepaid and refundable income taxes	0.6	1.3
Prepaid expenses and other current assets	12.5	13.6
TOTAL CURRENT ASSETS	530.3	496.2
PROPERTY, PLANT AND EQUIPMENT
Land	0.6	0.6
Buildings and building improvements	48.2	46.9
Machinery and equipment	287.9	278.4
Property, Plant and Equipment, Gross	336.7	325.9
Less allowances for depreciation	246.1	232.9
PROPERTY, PLANT AND EQUIPMENT, NET	90.6	93.0
OTHER ASSETS
Goodwill	1.6	1.7
Other intangibles, less accumulated amortization	6.6	8.9
Cash surrender value of life insurance	7.8	7.4
Deferred income taxes	40.4	27.7
Pre-production costs	15.5	9.5
Other	11.2	11.5
TOTAL OTHER ASSETS	83.1	66.7
TOTAL ASSETS	$704.0	$655.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$75.3	$68.2
Salaries, wages and payroll taxes	18.7	17.3
Other accrued expenses	17.7	17.3
Deferred income taxes	—	2.1
Income tax payable	12.7	13.0
TOTAL CURRENT LIABILITIES	124.4	117.9
LONG-TERM DEBT	27.0	57.0
OTHER LIABILITIES	2.6	2.9
DEFERRED COMPENSATION	8.9	8.0
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,133,925 and 38,181,985 shares issued as of April 29, 2017 and April 30, 2016, respectively	19.1	19.1
Additional paid-in capital	132.2	112.3
Accumulated other comprehensive loss	(25.7)	(8.4)
Treasury stock, 1,346,624 as of April 29, 2017 and April 30, 2016	(11.5)	(11.5)
Retained earnings	427.0	358.6
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	541.1	470.1
Noncontrolling interest	—	—
TOTAL EQUITY	541.1	470.1
TOTAL LIABILITIES AND EQUITY	$704.0	$655.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year Ended
	April 29, 2017	April 30, 2016	May 2, 2015
OPERATING ACTIVITIES
Net income	$92.9	$84.6	$101.0
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of fixed assets	—	(0.7)	—
Impairment of goodwill and intangible assets	—	—	11.1
Gain on sale of business	—	—	(7.7)
Provision for depreciation	22.0	21.5	21.9
Amortization of intangible assets	2.3	2.4	1.5
Stock-based compensation	12.4	7.4	4.3
Provision for bad debt	0.2	—	—
Deferred income taxes	—	8.2	(0.3)
Changes in operating assets and liabilities:
Accounts receivable	5.6	(6.0)	(8.6)
Inventories	7.4	4.5	(1.6)
Prepaid expenses and other assets	(8.7)	0.1	(1.6)
Accounts payable and other expenses	11.1	(11.3)	2.9
NET CASH PROVIDED BY OPERATING ACTIVITIES	145.2	110.7	122.9

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(22.4)	(23.2)	(22.5)
Sale of business/investment/property	0.7	1.6	11.2
NET CASH USED IN INVESTING ACTIVITIES	(21.7)	(21.6)	(11.3)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(1.1)	(7.7)	—
Purchase of common stock	(9.8)	(62.3)	—
Proceeds from exercise of stock options	2.7	0.6	4.0
Tax benefit from stock option exercises	4.9	2.2	4.3
Cash dividends	(13.7)	(13.5)	(13.8)
Proceeds from borrowings	—	71.0	—
Repayment of borrowings	(30.0)	(19.0)	(43.0)
NET CASH USED IN FINANCING ACTIVITIES	(47.0)	(28.7)	(48.5)
Effect of foreign currency exchange rate changes on cash	(10.3)	(0.7)	(11.4)
INCREASE IN CASH AND CASH EQUIVALENTS	66.2	59.7	51.7
Cash and cash equivalents at beginning of year	227.8	168.1	116.4
CASH AND CASH EQUIVALENTS AT END OF YEAR	$294.0	$227.8	$168.1